Exhibit 99.1

Multi-Color Corporation Announces Charge for Acquisition Costs

CINCINNATI, OHIO, November 22, 2006 – Multi-Color Corporation (NASDAQ: LABL) announced today the termination of negotiations related to a potential significant acquisition. As a result, the Company will record a pre-tax charge of approximately $2.3 million ($1.4 million after-tax) for the quarter ending December 31, 2006 related to accounting, legal, and investment banking fees and other transaction costs.

“Over the last six years, we have grown significantly through both acquisitions and organic growth. Our customers seek label suppliers who can provide a broad range of label technologies in the global marketplace; accordingly we will continue to pursue strategic acquisitions and create innovative product offerings to meet our customer’s requirements,” said Frank Gerace, President and CEO of Multi-Color Corporation. “While I am disappointed this potential acquisition was not consummated, we believe terminating negotiations was in the best interest of our shareholders,” added Gerace.

Current and projected operating results will not be affected by this special charge, accordingly, excluding the charge, the Company expects diluted earnings per share for the quarter ending December 31, 2006 to meet or exceed current consensus estimates.

About Multi-Color (http://www.multicolorcorp.com)

Cincinnati, Ohio based Multi-Color Corporation is a premier global resource of innovative decorating solutions and packaging services to consumer product and food and beverage companies, national retailers and container manufacturers worldwide. Multi-Color is one of the world’s largest producers of in-mold labels (IMLs) and heat transfer labels (HTLs), and a major manufacturer of high-quality cut-and-stack and pressure sensitive labels and shrink sleeves. The Company’s Packaging Services Division, Quick Pak, is a leading provider of promotional packaging, assembly and fulfillment services. Multi-Color has nine manufacturing locations in the United States. Its products are shipped to more than 650 customers in the United States, Canada, Mexico, and Central and South America.

For more information, please contact:

Dawn H. Bertsche

Senior Vice President-Finance and Chief Financial Officer

Multi-Color Corporation

(513) 345-1108

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